Exhibit 10.1

AMENDMENT AGREEMENT

This Amendment Agreement is entered into and effective as of December 1, 2017, by and between Cryo-Cell International, Inc. (the “Company”) and Oleg Mikulinsky (the “Executive”).

RECITALS

A.	The Company and the Executive entered into an Employment Agreement dated March 5, 2012 (the “Employment Agreement”).

B.	The initial term of term of the Employment Agreement concluded and an amendment was entered into on May 1, 2013 and a subsequent one on December 1, 2015.

C.	The Company and the Executive desire to further amend the terms of the Executive’s Employment Agreement as shown below in order to retain the Executive’s services with the Company.

NOW, THEREFORE, in consideration of the foregoing, the parties agree and the Employment Agreement is hereby amended as follows:

Amendment

1.	The first paragraph of Section 1 is deleted in its entirety and replaced with the following :

(a)    The Company hereby employs the Executive for a period of twenty-four months, commencing on December 1, 2017 and expiring on November 30, 2019 (the “Initial Term”). The Initial Term shall be automatically extended for successive additional one-year periods (“Additional Employment Terms”) unless, at least thirty (30) days prior to the end of the Initial Term or an Additional Employment Term, the Company or the Executive has notified the other in writing that the Agreement shall terminate at the end of the then-current term. References herein to the “Term” shall mean the Initial Term as it may be so extended by one or more Additional Employment Terms.

2. Section 2(a) is deleted in its entirety and replaced with the following:

a.)	Base Salary

The Executive shall receive an annualized base salary (the “Base Salary”) which is not less than $250,000 per year. Throughout the Term, the Executive shall be eligible for discretionary annual merit increases and/or other base salary adjustments as deemed appropriate by the Company’s Co-Chief Executive Officers (the “Co-CEOs”). The Executive’s Base Salary will be payable in equivalent bi-weekly installments, subject to usual and required payroll deductions, including, without limitation, applicable taxes.

Cash Bonus. For the fiscal years December 1, 2017 to November 30, 2018 and December 1, 2018 to November 30, 2019, the Executive’s bonus (“Bonus”) shall be a percentage of 20% of his Base Salary equal to the sum of (x) the product of 11.11% and the number of the six bonus criteria achieved based upon the Company’s annual Net Revenue and Weighted Average Stock Price (as defined below) and (y) up to the percentage of 33.33% as subjectively determined by the Co-CEOs in their sole discretion. The bonus criteria for the fiscal year ending

November 30, 2018 are set forth in the following schedule. Bonus criteria for the fiscal year ending November 30, 2018 shall be based on the same three standards and the same three criteria weighted the same as for the fiscal year ending November 30th, 2018 and shall be established by February 28, 2019 by the Co-CEOs in their sole discretion after consultation with the Executive.

The Bonus for each fiscal year will be paid promptly after such year’s audited financial statements for the Company have been finalized, and when the Co-CEOs have certified that the Bonus has been earned by the Executive; however, in no event will the Bonus be paid later than five days following the completion by the independent auditors of the Company’s financial statements for such year. The Co-CEOs in their sole discretion may authorize payment of the Bonus prior to the finalization of the Company’s audited financial statements.

The Co-CEOs will, with respect to each bonus criteria, determine a bonus percentage within the percentage range for results that fall between Threshold and Target as well as between Target and Stretch levels of performance. The annual Bonus criteria and payouts shall be pro-rated for periods of employment of less than twelve months. The bonus criteria for each fiscal year shall be determined without regard to any accounting impact of any Bonus or Performance Grant, as defined below, on the Company’s financial statements for such fiscal year. In addition to the Bonus, the Executive shall also be eligible to participate in any other bonus programs that are available to senior executive officers of the Company.

FYE 11/30/18	Threshold	Target	Stretch
Net Revenue Increase for FYE 11/30/18 Compared to FYE 11/30/2017 weighted 1/3	6%	8%	10%
Weighted Average Stock Price weighted 1/3	$8.75	$9.50	$10.25
Subjective Performance weighted 1/3	TBD by Co-CEOs by Bonus due date	TBD by Co-CEOs by Bonus due date	TBD by Co-CEOs by Bonus due date

The Net Revenue Increase bonus criteria shall be based on the annual net revenue of the Company as set forth in its audited financial statement.

The Weighted Average Stock Price shall be calculated based on: (i) the trading day average closing price of the Company’s stock for each of the last three months of the fiscal year; and (ii) the weighting of each monthly average closing price of the Company’s stock from September through November such that the October average closing price is weighted twice the September average closing price; and the November average closing price is weighted three times the September average closing price.

(b) Equity Awards.

(i) Base Grants.

The Company agrees to grant to the Executive (1) 8,000 qualified stock options for the Company’s stock on the date of this Agreement; and (2) 8,000 qualified stock options on December 1, 2019 if employed on such date. The options shall be issued under the Company’s 2012 Stock Plan or a subsequent Company stock plan. The options granted on the date of this Agreement will vest 1/3 upon grant, 1/3 on December 1, 2018 and the remaining 1/3 on November 30th, 2019. The options granted on December 1, 2019 will vest 1/3 upon grant, 1/3 on December 1, 2020 and the remaining 1/3 on November 30, 2021. A grant agreement memorializing these terms shall be executed by the parties on or as soon as practicable after the grant date.

(ii) Performance Grants.

In addition to the option grants described above, if the Executive is employed by the Company on November 30, 2018, then no later than February 28, 2019, the Company shall grant the Executive up to 8,000 qualified stock options for the Company’s stock. If the Executive is employed by the Company on November 30, 2019, then no later than February 28, 2020 the Company shall grant the Executive up to an additional 8,000 qualified stock options for the Company’ stock. Such performance grants shall be made under the Company’s 2012 Stock Plan or a subsequent Company stock plan.

For the fiscal years December 1, 2017 to November 30, 2018 and December 1, 2018 to November 30, 2019, the Executive’s performance grant shall be a percentage of 8,000 qualified stock options equal to the sum of (i) the product of 11.11% and the six bonus criteria achieved based on the Company’s annual Net Revenue and Weighted Average Stock Price; and (ii) up to the percentage of 33.33% as subjectively determined by the Co-CEOs in their sole discretion. The performance grant criteria for the fiscal year ending November 30, 2018 are set forth in the following schedule. Unless otherwise agreed to in writing by the Executive and the Co-CEOs, performance grant criteria for the fiscal year ending November 30, 2019 shall be based on the same standards, and the same weightings as for the fiscal year ending November 30, 2018 and shall be established by February 28, 2019 by the Co-CEOs in their sole discretion.

FYE 11/30/18	Threshold	Target	Stretch
Net Revenue Increase for FYE 11/30/18 compared to FYE 11/30/2017 weighted 1/3	10%	11%	12%
Adjusted Net Income for FYE 11/30/16 weighted 25%	$10.25	$11.00	$11.75
Subjective Performance weighted 1/3	TBD by Co-CEOs by grant date	TBD by Co-CEOs by grant date	TBD by Co-CEOs by grant date

The Net Revenue Increase performance grant criteria shall be based on the annual net revenue of the Company as set forth in its audited financial statement.

The Weighted Average Stock Price shall be calculated based on: (i) the trading day average closing price of the Company’s stock for each of the last three months of the fiscal year; and (ii) the weighting of each monthly average closing price of the Company’s stock from September through November such that the October average closing price is weighted twice the September average closing price; and the November average closing price is weighted three times the September average closing price.

The performance grants earned above by the Executive for each fiscal year will be made promptly after such year’s audited financial statements for the Company have been finalized, and when the Co-CEOs has certified that the performance grants have been earned by the Executive, provided, however, in no event will the performance grants be made later than five days following the completion by the independent auditors of the Company’s financial statements for such year. The Co-CEOs in their sole discretion may make the performance grants prior to the finalization of the Company’s audited financial statements.

The Co-CEOs will, with respect to each performance grant criteria, determine a performance grant criteria percentage within the percentage range for results that fall between Threshold and Target as well as between Target and Stretch levels of performance.

The performance grant criteria for each fiscal year shall be determined without regard to any accounting impact of any Bonus or Performance Grant on the Company’s financial statements for such fiscal year.

In addition to the option grants described above, if the Executive is employed by the Company on November 30, 2018, then no later than February 28, 2019, the Company shall grant the Executive up to 2,000 qualified stock options for the Company’s stock for each dollar by which the Weighted Average Stock Price (as defined above) exceeds $11.75 with respect to the 2018 fiscal year. If Executive is employed by the Company on November 30, 2019, then no later than February 28, 2020, the Company shall grant the Executive up to an additional 2,000qualified stock options for the Company’s stock for each dollar by which the Weighted Average Stock Price exceeds a price to be determined at the discretion of the Co-CEOs with respect to the 2019 fiscal year. Such performance grants shall be made under the Company’s 2012 Stock Plan or a subsequent Company stock plan.

(iii) Restricted Stock

The Executive shall have the right to elect in writing to the Co-CEOs to receive a cash payment in lieu of up to 38.5% of the performance grant shares of restricted stock earned for the fiscal year December 1, 2016 to November 30, 2017, provided that such election results in no additional expense to the Company nor has a detrimental impact on the Company’s financial statements, as determined by the Co-CEOs. The cash payment shall be paid to Executive in a lump sum and shall be equal to the trading day closing price of the Company’s common stock on the date of issuance of the shares, multiplied by the number of shares of restricted stock elected to be exchanged for a cash payment pursuant to this paragraph.

IN WITNESS WHEREOF, the parties to this Amendment Agreement have placed their hands as of the day and year written above.

Cryo-Cell International, Inc.

/s/ Oleg Mikulinsky	By:	/s/ Mark Portnoy
Oleg Mikulinsky	Name:	Mark Portnoy
Title: Co-Chief Executive Officer